Exhibit 3.2

Certificate of Amendment

of

Certificate of Designations of Series C Preferred Stock

of

Enveric Biosciences, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Enveric Biosciences, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1.	The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 151 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Designations (the “Certificate of Designations”) of the Series C Preferred Stock, of the Corporation, par value $0.01 per share (the “Series C Preferred Stock”), which was filed with the Secretary of State of the State of Delaware on May 4, 2022, and declaring said amendment to be advisable.

2.	As of the date hereof, no shares of Series C Preferred Stock have been issued.

3.	The Certificate of Designations is hereby amended by deleting paragraph 3.1 in its entirety and inserting the following in lieu thereof:

“Except as otherwise provided herein, each outstanding share of Series C Preferred Stock shall have 1,000,000 votes per share (and, for the avoidance of doubt, each fraction of a share of Series C Preferred Stock shall have a ratable number of votes). The outstanding shares of Series C Preferred Stock shall vote together with the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of the Corporation as a single class exclusively with respect to the Reverse Stock Split and the Adjournment Proposal (all as defined below) and shall not be entitled to vote on any other matter except to the extent required under the DGCL. Notwithstanding the foregoing, and for the avoidance of doubt, each share of Series C Preferred Stock (or fraction thereof) redeemed pursuant to the Initial Redemption (as defined below) shall have no voting power with respect to, and the holder of each share of Series C Preferred Stock (or fraction thereof) redeemed pursuant to the Initial Redemption shall have no voting power with respect to any such share of Series C Preferred Stock (or fraction thereof) on, the Reverse Stock Split, the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split. As used herein, (1) the term “Reverse Stock Split” means any proposal to adopt an amendment to the Certificate of Incorporation to reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock at a ratio specified in or determined in accordance with the terms of such amendment and (2) “Adjournment Proposal” means any proposal to adjourn any meeting of stockholders called for the purpose of voting on Reverse Stock Split.”

4.	The Certificate of Designations is hereby amended by deleting paragraph 3.2 in its entirety and inserting the following in lieu thereof:

“Unless otherwise provided on any applicable proxy or ballot with respect to the voting on the Reverse Stock Split or the Adjournment Proposal, the vote of each share of Series C Preferred Stock (or fraction thereof) entitled to vote on the Reverse Stock Split, the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split and the Adjournment Proposal shall be cast in the same manner as the vote, if any, of the share of Common Stock (or fraction thereof) in respect of which such share of Series C Preferred Stock (or fraction thereof) was issued as a dividend is cast on the Reverse Stock Split, the Adjournment Proposal or such other matter, as applicable, and the proxy or ballot with respect to shares of Common Stock held by any holder on whose behalf such proxy or ballot is submitted will be deemed to include all shares of Series C Preferred Stock (or fraction thereof) held by such holder. Holders of Series C Preferred Stock will not receive a separate ballot or proxy to cast votes with respect to the Series C Preferred Stock on the Reverse Stock Split, the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split.”

5.	The Certificate of Designations is hereby amended by deleting paragraph 5.1 in its entirety and inserting the following in lieu thereof:

“All shares of Series C Preferred Stock that are not present in person or by proxy at any meeting of stockholders held to vote on the Reverse Stock Split and the Adjournment Proposal as of immediately prior to the opening of the polls at such meeting (the “Initial Redemption Time”) shall automatically be redeemed by the Corporation at the Initial Redemption Time without further action on the part of the Corporation or the holder thereof (the “Initial Redemption”).”

6.	The Certificate of Designations is hereby amended by deleting paragraph 5.2 in its entirety and inserting the following in lieu thereof:

“Any outstanding shares of Series C Preferred Stock that have not been redeemed pursuant to an Initial Redemption shall be redeemed in whole, but not in part, (i) if such redemption is ordered by the Board of Directors in its sole discretion, automatically and effective on such time and date specified by the Board of Directors in its sole discretion or (ii) automatically upon the approval by the Corporation’s stockholders of the Reverse Stock Split at any meeting of stockholders held for the purpose of voting on such proposals (any such redemption pursuant to this Section 5.2, the “Subsequent Redemption” and, together with the Initial Redemption, the “Redemptions”). As used herein, the “Subsequent Redemption Time” shall mean the effective time of the Subsequent Redemption, and the “Redemption Time” shall mean (i) with respect to the Initial Redemption, the Initial Redemption Time and (ii) with respect to the Subsequent Redemption, the Subsequent Redemption Time.”

7.	The Certificate of Designations is hereby amended by deleting paragraph 5.4 in its entirety and inserting the following in lieu thereof:

“From and after the time at which any shares of Series C Preferred Stock are called for redemption (whether automatically or otherwise) in accordance with Section 5.1 or Section 5.2, such shares of Series C Preferred Stock shall cease to be outstanding, and the only right of the former holders of such shares of Series C Preferred Stock, as such, will be to receive the applicable redemption price, if any. The shares of Series C Preferred Stock redeemed by the Corporation pursuant to this Certificate of Designation shall, upon such redemption, be automatically retired and restored to the status of authorized but unissued shares of Preferred Stock. Notwithstanding anything to the contrary herein or otherwise, and for the avoidance of doubt, any shares of Series C Preferred Stock (or fraction thereof) that have been redeemed pursuant to an Initial Redemption shall not be deemed to be outstanding for the purpose of voting or determining the number of votes entitled to vote on any matter submitted to stockholders (including the Reverse Stock Split, the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split) from and after the time of the Initial Redemption. Notice of any meeting of stockholders for the submission to stockholders of any proposal to approve the Reverse Stock Split shall constitute notice of a redemption of shares of Series C Preferred Stock pursuant to an Initial Redemption and result in the automatic redemption of the applicable shares of Series C Preferred Stock (and/or fractions thereof) pursuant to the Initial Redemption at the Initial Redemption Time pursuant to Section 5.1 hereof. Notice by the Corporation of the stockholders’ approval of the Reverse Stock Split, whether by press release or by the filing of a Current Report on Form 8-K with the Securities and Exchange Commission, shall constitute a notice of a redemption of shares of Series C Preferred Stock pursuant to a Subsequent Redemption and result in the automatic redemption of the applicable shares of Series C Preferred Stock (and/or fractions thereof) pursuant to the Subsequent Redemption at the Subsequent Redemption Time pursuant to Section 5.2 hereof. In connection with the filing of this Certificate of Designation, the Corporation has set apart funds for payment for the redemption of all shares of Series C Preferred Stock pursuant to the Redemptions and shall continue to keep such funds apart for such payment through the payment of the purchase price for the redemption of all such shares.”

8.	All other provisions of the Certificate of Designations shall remain in full force and effect.

9.	The foregoing amendment was duly adopted in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT]

IN WITNESS WHEREOF, Enveric Biosciences, Inc. has caused this Certificate to be duly executed by the undersigned duly authorized officer as of this 17th day of May, 2022.

Enveric Biosciences, Inc.

By:	/s/ Joseph Tucker
Name:	Joseph Tucker
Title:	Chief Executive Officer